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REVOLVING PROMISSORY NOTE

$20,000,000 June 30, 2008

SONIC SOLUTIONS ("Borrower"), for value received, hereby, jointly and severally, promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank"), in lawful money of the United States of America, pursuant to that certain Loan and Security Agreement dated as of December 7, 2004, by and between Borrower and Bank, as amended from time to time (the "Loan and Security Agreement"), (i) the principal amount of Twenty Million Dollars or (ii) such other lesser aggregate principal amount of all Advances outstanding as of the Revolving Maturity Date. All unpaid amounts of principal and interest shall be due and payable in full on the Revolving Maturity Date.

This Note is referred to in the Loan and Security Agreement. All terms defined in the Loan and Security Agreement shall have the same definitions when used herein, unless otherwise defined herein.

Borrower further promises to pay interest on each Advance hereunder in like funds on the principal amount hereof from time to time outstanding from the date hereof until paid in full, at a rate or rates per annum and payable on the dates determined pursuant to the Loan and Security Agreement.

Payment on this Note shall be applied in the manner set forth in the Loan and Security Agreement. The Loan and Security Agreement contains provisions for acceleration of the maturity of Advances hereunder upon the occurrence and during the continuance of an Event of Default and also provides for optional and mandatory prepayments of principal hereof prior to any stated maturity upon the terms and conditions therein specified.

All Advances made by Bank to Borrower pursuant to the Loan and Security Agreement shall be recorded by Bank on the books and records of Bank. The failure of Bank to record any Advance or any prepayment or payment made on account of the principal balance hereof shall not limit or otherwise affect the obligation of Borrower under this Note and under the Loan and Security Agreement to pay the principal, interest and other amounts due and payable under the Advances.

Upon the occurrence and during the continuance of an Event of Default, any principal or interest payments shall bear interest at the Default Rate (as provided in the Loan and Security Agreement).

Upon the occurrence and during the continuance of an Event of Default under the Loan and Security Agreement, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Bank, be immediately collectible by or on behalf of Bank pursuant to the Loan and Security Agreement and applicable law

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including reasonable attorneys' fees, costs and expenses. The right to plead any and all statutes of limitations as a defense to any demand hereunder is hereby waived to the full extent permitted by law

The provisions of this Note shall inure to the benefit of and be binding upon any successor to Borrower and shall extend to any permitted holder hereof, subject to the terms of the Loan and Security Agreement.

SONIC SOLUTIONS

By: ______________________

Title: COO

OK LEGAL
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